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October 9, 2006

Notice No.: 06-534

Letter from the Chairman of the Board

Dear Fellow NYMEX Stockholder:

I want to urge all of you to submit your votes in connection with the IPO-related proposals by 3:00 pm on Thursday, October 12. Every vote counts.

I also want to give you a little more background and correct some recent misinformation that has been disseminated recently. So, let me clarify a few things:

The governance changes that stockholders approved in connection with the GA transaction were specific to the GA transaction. The GA transaction was not an IPO and did not guarantee that we would ever complete an IPO.

Now, we are trying to complete an IPO, so we have presented you with important governance changes that are typical and appropriate for a publicly-traded company—yes, even a publicly traded exchange. Indeed, these proposed changes are all consistent with what other publicly traded exchanges did as they went public.

In May, you elected a new Board and a new Chairman to take you into a new era. The overwhelming mandate you gave us was to “get an IPO done.” So, we went to work. We hired world-class outside counsel and underwriters who are highly experienced in exchange-sector IPOs. Our compensation committee hired independent counsel and compensation consultants to review the appropriateness of equity compensation and to review overall compensation for the Board of Directors. We also sought specific input from prominent members and stockholders.

The result of all of this work and thought is contained in the proposals that are part of the Definitive Proxy Statement that was mailed to you in connection with the October 12, 2006 vote. In addition, we recently filed with the SEC and mailed to stockholders some additional Frequently Asked Questions that will hopefully further address some of your concerns.

Some have asked why ALL proposals must be approved in order for the IPO to proceed? The answer is simple: these are the proposals that together modernize our governance structure for the future success of a publicly-traded NYMEX. The Board spent months with its advisors and underwriters, all of whom have experience with exchange sector IPOs, looking at public company structures, including publicly-traded exchanges. As a result, the Board determined that this is the proper package of changes, which when made together, will enable NYMEX to function as a public company. You as stockholders get to vote on this, of course, but you elected a new Board to bring you public the right way, and these proposals represent the Board’s recommendation.

I also want to address the Long-Term Incentive Plan, which is intended to align the interests of employees with those of our stockholders. The allocation of 4.3 million shares reserved for this equity plan represents less than 5 percent of the expected NYMEX total common shares

October 9, 2006

Notice No.: 06-534

Letter from the Chairman of the Board

Page Two

outstanding following the IPO. We have been advised that this is low compared to typical public company standards that historically have authorized between 10% and 15% of all outstanding common stock for equity programs. We also looked at publicly-traded exchanges and are comfortable that this 5% allocation is in line and competitive with the other publicly-traded exchanges.

The vast majority of the awards to be issued from this plan will be in the form of stock options. Stock options will be subject to vesting generally over 4 years and in all cases will be granted with a strike price at market value at the time of grant, and those granted in connection with the IPO will be granted at the IPO price. In this way, they are only valuable to the recipient if there is an increase in the market value over time. This is why stock options are useful as incentives to create value. The recipient only profits if the stock goes up. In that way, their interests are aligned with the interests of shareholders. So, if there is no value created and no stock price appreciation after the IPO, our employees will make no money on these options. Any inference that we are giving away huge sums of money is reckless and misguided. Don’t forget, this is a plan that is intended to last for years beyond the IPO, and any increase to this plan must be approved by shareholders. Although specific allocations for employees will be made by the Board only after the plan has been approved by stockholders, we anticipate allocations to be only about one-third of the plan at IPO time and the rest will be available for future grants beginning in 2008.

Finally, I want to make clear that the contemplated annual director stipend after an IPO is also completely in line with the other publicly-traded exchanges (for example, approximately $90,000 per year for a typical non-independent director). Part of the director stipends (in the example above, $40,000 of the $90,000, NOT in addition to the $90,000) will be paid in the form of deferred stock units, which are similar to restricted stock but cannot be exercised until 6 months after a director leaves the Board. So, for example, if we are trading at $50.00 per share at the date of this grant, the director would receive 800 shares for the year in addition to $50,000 in cash for the year. This is hardly excessive compensation for a public company director. Any inference that our Board of Directors is planning to enrich itself with huge secret stock awards could not be more wrong or misleading.

All of the publicly-traded exchanges pay their director stipends partly in stock, and all of these payments get publicly disclosed in filings with the SEC. In fact, when directors run for re-election, you will see in the proxy statement the exact amount of cash and equity compensation that each director has received. You will also see in the proxy statement the exact amount of cash and equity compensation that Jim Newsome and I, and certain other executive officers have received. There are no secret compensation schemes here.

October 9, 2006

Notice No.: 06-534

Letter from the Chairman of the Board

Page Three

In order to become a successful public company, we must update our membership-style governance structure. It is time to complete our transformation.

I hope this is helpful to you as you decide how to vote. We have traveled a long way together to get to this point. In a lot of ways, however, the journey is just beginning.

On behalf of our Board of Directors, I urge you to vote YES to ALL of the Proposals contained in Definitive Proxy Statement mailed to you in connection with the October 12, 2006 meeting. Please remember that if you vote NO or ABSTAIN to any of the proposals, it will act as a NO vote to the IPO.

If you have any further questions about our process or the proposals, please do not hesitate to call me at 212-299-2600, Christopher Bowen, General Counsel (212-299-2200), or Richard Kerschner, SVP-Corporate Governance (212-299-2211).

Sincerely,

Richard Schaeffer

Chairman of the Board

This Note shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.